Exhibit 4.6
OCULUS INNOVATIVE SCIENCES, INC.
AMENDED AND RESTATED
INVESTORS RIGHTS AGREEMENT
     THIS AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT (this “Agreement”) is made and entered into effective as of the 14th day of September, 2006, by and among (i) Oculus Innovative Sciences, Inc., a California corporation (the “Company”), (ii) those parties (each an “Existing Series A Investor” and collectively the “Existing Series A Investors”) listed on Schedule A attached to that certain Series A Preferred Shares Investors’ Rights Agreement previously entered into by and among such Series A Existing Investors and the Company (the “Prior Series A IRA”) and those parties (each an “Existing Series B Investor” and collectively the “Existing Series B Investors”) listed on Schedule A attached to that certain Series B Preferred Shares Investor Right Agreement (the “Prior Series B IRA” and, together with the Prior Series A IRA, the “Prior Agreements”), (iii) those parties as set forth in Schedule A attached hereto (each a “New Investor” and collectively the “New Investors”), and (iv) the individuals as set forth in Schedule B attached hereto (each a “Principal Shareholder” and collectively the “Principal Shareholders”). The Existing Investors and the New Investors are referred to herein collectively as the “Investors”.
RECITALS
     WHEREAS, the Company and the Existing Investors have previously entered into the Prior Agreement providing certain registration and other rights to the Existing Investors.
     WHEREAS, the Company proposes to sell and issue to certain New Investors and such New Investors desire to purchase shares of Series C Preferred Stock of the Company (the “Series C Preferred”), any or all of which Series C Preferred may be sold pursuant to a Private Placement Memorandum (the “Memorandum”) and the Series C Preferred Share Subscription Agreement attached to the Memorandum as Exhibit E (the “Subscription Agreement”), or such other documents as the Company may deem appropriate (the “Other Documents”) (the Memorandum, Subscription Agreement, and the Other Documents are referred to herein collectively as the “Purchase Documents”).
     WHEREAS, the Company may sell such number of shares of the Series C Preferred as may be necessary to accommodate the exercise of the Existing Preemptive Rights held by the Existing Investors under the Prior Agreement.
     WHEREAS, the Company may propose to sell to certain New Investors in the future shares of one or more series of preferred stock of the Company to be designated in the future.
     WHEREAS, the Company, the Investors, and the Principal Shareholders desire that this Agreement amend and supersede the Prior Agreement in its entirety to govern the registration and other rights set forth herein with respect to all Investors and Principal Shareholders.
     NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:
     1.     Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

     “Board” means the Board of Directors of the Company.
     “Change of Control” means (i) the Company’s sale of all or substantially all of its assets, (ii) any merger, consolidation or other similar transaction involving the Company, where the shareholders of the Company immediately prior to such transaction fail to hold more than 50% of the capital stock of the surviving entity immediately following such transaction, or (iii) any transaction involving the transfer, directly or indirectly, of capital stock of the Company representing 50% or more of the voting power of the Company.
     “Commission” means the Securities and Exchange Commission or any successor agency.
     “Common Shares” means the Common Stock of the Company.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Existing Preemptive Rights” means the preemptive rights held by the Existing Investors under Section 16 of each of the Prior Agreements.
     “Holder” means any person owning of record outstanding Registrable Securities which have not been sold to the public, or any assignee thereof in accordance with Sections 7 and 13 hereof. In addition, for purposes of Sections 2 through 12 hereof, the term “Holder” shall also include the Managing Dealer and the parties to whom the rights of the Managing Dealer under the Managing Dealer Warrants were transferred in accordance with Section 1.3 of each applicable Managing Dealer Warrant.
     “Initial Public Offering” means an initial public offering of securities of the Company pursuant to a registration statement filed and declared effective under the Securities Act, upon completion of which the Company has a class of stock that is registered under the Exchange Act and is listed or quoted on an exchange or quotation system.
     “Investor Warrants” means the Warrants to purchase Common Stock of the Company issued in connection with the issuance of the Series C Preferred.
     “Major Shareholder” means any shareholder, as of the applicable date, who is an officer or director of the Company, or holder of more than 4.9% of the Company’s capital stock on a fully-diluted basis as calculated by dividing (1) the number of Common Shares and Preferred Shares held by such holder by (2) the sum of (i) the number of Common Shares outstanding at the applicable time, plus (ii) the number of Common Shares into which any Preferred Shares outstanding at the applicable time may be converted at the applicable conversion price then in effect, plus (iii) the number of Common Shares and Preferred Shares for which any options to purchase, rights to subscribe, warrants or other derivative equity securities are outstanding or authorized by any duly adopted stock option plan or other plan of the Company at the applicable time, plus (iv) the number of Common Shares into which any other convertible or exchangeable securities, including convertible debt securities, outstanding at the applicable time may be converted or exchanged; provided, however, that the term “Major Shareholder” shall not include any Holder.
     “Managing Dealer” means Brookstreet Securities Corporation, a California corporation.

     “Managing Dealer Warrants” means those certain warrants issued, as of the applicable date, to the Managing Dealer pursuant to that certain Managing Dealer Agreements entered into effective April 19, 2004 and May ___, 2006, each by and between the Company and the Managing Dealer, each as may be subsequently amended from time to time.
     “Parties” means the parties that are signatories of this Agreement or hereafter agree in writing to be bound by this Agreement; “Party” shall refer to any one of the Parties.
     “Permitted Transfers” means (i) any sale or transfer by a Principal Shareholder of less than 10% of the Shares such Principal Shareholder then owns in a single transaction or series of related transactions, (ii) any transfer to another Holder, or (iii) any transfer of the Shares to a Principal Shareholder’s ancestors, descendants or spouse, brother or sister of the Principal Shareholder, the adopted child or adopted grandchild of the Principal Shareholder, or to a trust or trusts for the benefit of such Principal Shareholder or such Principal Shareholder’s family members as described above, or transfers by a Principal Shareholder by devise or descent, in all cases for estate planning purposes.
     “Preferred Shares” means the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of the Company, as well as any one or more series of the Preferred Stock of the Company to be designated as of a future date.
     “Principal Shareholders” means the individuals identified in Schedule B attached hereto, who are, as of the date of this Agreement, Major Shareholders.
     “Registrable Securities” means (i) Common Shares issued or issuable upon the conversion of the Preferred Shares or the Investor Warrants; and (ii) any other Common Shares issued as (or issuable upon conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to or in exchange for or replacement of the Preferred Shares. In addition, for purposes of Sections 2 through 12 hereof, the term “Registrable Securities” shall also include Common Shares issued or issuable upon the exercise of the Managing Dealer Warrants. Notwithstanding the foregoing, the term “Registrable Securities” shall not include any securities (i) sold by a person to the public either pursuant to a registration statement or Rule 144, or (ii) sold in a private transaction in which the transferor’s rights under Section 2 or Section 3 of this Agreement are not assigned.
     The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.
     “Registration Expenses” means all reasonable out-of-pocket expenses incurred by the Company in complying with Sections 2 and 3 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, accounting fees of the Company, and the reasonable fees and expenses of one special counsel, if any, for the selling Holders, not to exceed $25,000.
     “Restricted Securities” has the meaning set forth in Section 12 hereof.
     “Securities Act” means the Securities Act of 1933, as amended.

     “Selling Expenses” means all underwriting discounts, selling commissions and share transfer taxes applicable to the securities registered by the Holders pursuant to this Agreement inclusive of all fees and disbursements of counsel for any Holder (excluding amounts specified under the definition for Registration Expenses).
     “Series A Holder” means the holder of any Series A Preferred.
     “Series A Preferred” means the Series A Preferred Stock of the Company.
     “Series A Director” means the director on the Board whom the holders of Series A Preferred have a right to elect under the Company’s Articles of Incorporation.
     “Series B Director” means the director on the Board whom the holders of Series B Preferred have a right to elect under the Company’s Articles of Incorporation.
     “Series B Holder” means the holder of any Series B Preferred.
     “Series B Preferred” means the Series B Preferred Stock of the Company.
     “Series C Preferred” means the Series C Preferred Stock of the Company.
     “Shares” has the meaning set forth in Section 9 hereof.
     2.     Piggyback Registration Rights.
          2.1     Obligation to Register. If the Company determines, in its discretion, to register any of its securities under the Securities Act in connection with the public offering of such securities for cash, either for its own account or the account of a security holder on a form in which the Registrable Securities may be included, other than (i) a registration relating to employee stock option, stock purchase or other benefit plans, (ii) a registration relating to Rule 145 of the Securities Act or similar transaction, or (iii) a registration on any form that does not include substantially the same information as could be required to be included in a registration statement covering the sale of Registrable Securities, the Company will (i) promptly give to each Holder written notice thereof; and (ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within twenty (20) days after mailing of written notice by the Company, by any Holder, except as set forth in Section 2.2 below.
          2.2     Underwriting. If the registration is for a registered public offering involving an underwriting, the Company shall so advise the Holders as part of the written notice given pursuant to Section 2.1 above and the right of any Holder to registration pursuant to this Section 2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section 2, if the managing underwriter advises the Company that it wishes to limit the number of shares to be underwritten, then (i) in the Company’s Initial Public Offering of Common Shares, the managing underwriter may exclude all Registrable Securities from such registration involving an underwriting; and (ii) in a registered public offering and underwriting not involving an Initial Public Offering, limit the number of Registrable Securities to be included in the registration and underwriting by reducing the number of Registrable Securities included on behalf of the Holders on a pro rata basis based on the total number of Registrable Securities entitled to registration held by each Holder; provided, however, that no Registrable Securities shall be excluded from a registration under this clause (ii) until all other outstanding securities of the Company held by the Major Shareholders shall have first been excluded from such registration and underwriting and provided further that in no event may the number of Registrable Securities to be included in a registration and underwriting other than the Company’s Initial Public Offering of Common Shares be reduced to less than 30% of the total number of shares to be included in such registration and underwriting. The Company shall advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto of any such limitations.
     3.     Demand Registration. If, at any time after six months following the Company’s Initial Public Offering of Common Shares, the Holders holding at least 50% of the total Registrable Securities (“Initiating Holders”) request in writing that the Company file a registration statement on a form in which the Registrable Securities may be included, the Company shall (i) promptly give written notice of the proposed registration to all other Holders; and (ii) cause all or such portion of such Registrable Securities as are specified in such request in writing received by the Company within thirty (30) days after mailing of such written notice from the Company to be registered on such form (or any successor thereto). Notwithstanding the foregoing, if the Board determines that such a filing would not be in the best interest of the Company at the time of the request, the Company may delay the filing of a registration statement requested pursuant to this Section 3 for a period (a “Company Delay Period”) not in excess of 120 days, which right may not be exercised more than twice in any 12-month period provided that in the aggregate any and all Company Delay Periods shall not exceed 120 days. The Company shall be required to file no more than one registration statement pursuant to this Section 3. The Company may elect to use Form S-3 (or any successor thereto) to satisfy any registration pursuant to this Section 3 if such form is available.
     4.     Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2 and Registration Expenses of up to one registration pursuant to Section 3 shall be borne by the Company, provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to such Section 3 if the registration request is subsequently withdrawn at the request of the Holder(s) that requested such registration or the Holders of a majority of the Registrable Securities to be registered (in which case such Holders shall bear such expenses). All Selling Expenses relating to securities registered by the Holders shall be borne by the Holders of such securities.
     5.     Registration Procedures. In the case of each registration, qualification or compliance effected by the Company with respect to Registrable Securities pursuant to this Agreement, the Company will keep each Holder advised in writing as to the initiation of each registration, qualification or compliance and as to the completion thereof, and, at the Company’s expense, will:

          5.1     Effectiveness. Prepare and file with the Commission a registration statement with respect to such Registrable Securities and use its commercially reasonable best efforts to cause such registration statement to become and remain effective for at least 90 days or until the distribution described in the registration statement has been completed, whichever is shorter; provided, however, that such 90 day period shall be extended (i) to the extent required by Section 5.7, and (ii) for a period of time equal to any period the Holder refrains from selling any securities during the effectiveness of such registration at the request of an underwriter or the Company pursuant to Section 9;
          5.2     Amendments. Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;
          5.3     Copies of Documents. Furnish to the Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such underwriters or such Holders may reasonably request in order to facilitate the public offering of such Registrable Securities;
          5.4     Blue Sky Laws. Use its commercially reasonable best efforts to register and qualify the Registrable Securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;
          5.5     Underwriting Agreement. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering; provided that each Holder participating in such underwriting shall also enter into and perform its obligations under such underwriting agreement;
          5.6     Notification. Notify each Holder of Registrable Securities covered by such registration statement if at any time the Company shall determine that the registration statement or any prospectus included therein shall contain an untrue statement of material fact or omit a material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, and thereafter, subject to Section 5.7 and the last paragraph of this Section 5, promptly prepare and file with the Commission an amendment to the registration statement or a supplement to the prospectus as may be necessary to correct such untrue statement or omission, and notify the selling Holders of such filing;
          5.7     Amendment or Supplement to Registration Statement. In the event that, at any time when a prospectus relating to such Registrable Securities is required to be delivered under the Securities Act, the Company determines that any event shall have occurred as the result of which any such prospectus or any other prospectus then in effect would include an untrue statement of a material fact or omit a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading or if the Company determines that an amendment to the registration statement or supplement to the prospectus is advisable before further sales of Registrable Securities should be made, prepare and file as soon as reasonable with the Commission such amendment to the registration statement or supplement to the prospectus and promptly notify each Holder of Registrable Securities covered by such registration statement of the filing of such amendment or supplement to the registration statement or prospectus as may be necessary to correct any statements or omissions; provided that if the Board of Directors of the Company determines that amending the registration statement or supplementing the prospectus might be detrimental to the Company, then, notwithstanding this Section 5.7, the Company may defer such amendment or supplement for up to 120 days, provided that: (i) the Company shall not use such right of deferral with respect to any registration statement for more than an aggregate of 120 days in any 12-month period; and (ii) the number of days the Company is required to keep the registration statement effective shall be extended by the number of days for which the Company shall have used such right of deferral;
          5.8     Stop Order. Advise each Holder of Registrable Securities covered by such registration statement promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of the Registration Statement or the initiation or threatening of any proceeding for that purpose and promptly use its commercially reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
          5.9     Listing. Cause such Registrable Securities registered hereunder to be listed on each securities exchange or quoted on a quotation system on which similar securities issued by the Company are then listed; and
          5.10     Transfer Agent and Registrar. Provide a transfer agent and registrar for all Registrable Securities registered hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.
     If a Holder receives a notification from the Company pursuant to this Section 5 that a registration statement or prospectus contains an untrue statement or omission or that the Company is exercising its rights pursuant to Section 5.7, then such Holder shall: (i) keep the fact of such notification and its contents confidential, and (ii) immediately suspend all sales of securities of the Company and any use of the registration statement or prospectus as to which the notification applies, until such time as such Holder receives notification from the Company that an amendment to the registration statement or a supplement to the prospectus has been filed and that sales may be made.
     6.     Termination of Registration Rights. Except as provided elsewhere in this Agreement, the registration rights granted pursuant to this Agreement shall terminate on the first to occur of the following: (i) as to all Holders, on the second anniversary of the closing of the Initial Public Offering, and (ii) as to any Holder, at anytime after the Initial Public Offering that such Holder holds less than 1% of the total outstanding Common Shares of the Company, or (iii) as to any Holder, at such time as such Holder is eligible to sell all Registrable Securities held by it pursuant to Rule 144 promulgated under the Securities Act.
     7.     Transfer of Registration Rights. The rights granted hereunder to cause the Company to register securities or to participate in a registration of the Company may not be assigned to any transferee or assignee of Restricted Securities unless the transferee agrees to be bound by the terms and conditions of this Agreement and the Company receives written notice within twenty (20) days after such transfer.
     8.     Indemnification.
          8.1     Company Indemnification. The Company will indemnify each Holder, each of its officers, directors and partners, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of any rule or regulation promulgated under the Securities Act applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse each such Holder, each of its officers, directors and partners, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided the Company shall not be liable for amounts paid in settlement of any claims if such settlement is made without the consent of the Company, which consent shall not be unreasonably withheld, and that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by a Holder or underwriter specifically for use therein.
          8.2     Holder Indemnification. Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which registration, qualification or compliance has been effected pursuant to this Agreement, indemnify the Company, each of its directors and officers, each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers and directors and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such Holders, such directors, officers, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Holder and stated to be specifically for use therein; provided, however, that the obligations of any such Holder hereunder shall be limited to an amount equal to the gross proceeds before expenses and commissions to such Holder of Registrable Securities sold as contemplated herein.
          8.3     Notification of Claim. Each party entitled to indemnification under this Section 8 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense; provided, however, that the Indemnified Party (together with all other Indemnified Parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent, but only to the extent, that the Indemnifying Party’s ability to defend against such claim or litigation is impaired as a result of such failure to give notice. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.
          8.4     Contribution. If the indemnification provided for in Sections 8.1 and 8.2 of this Section 8 is unavailable or insufficient to hold harmless an Indemnified Party thereunder, then each Indemnifying Party thereunder shall contribute to the account paid or payable by such Indemnified Party as a result of the losses, claims, damages, costs, expenses, liabilities or actions referred to in Sections 8.1 and 8.2 in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other in connection with statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statements or omissions. The parties hereto agree that it would not be just and equitable if contributions pursuant to this Section 8.4 were to be determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this Section 8.4. The amount paid by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this Section 8.4 shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any action or claim which is the subject of this Section 8.4. Promptly after receipt by an Indemnified Party of notice of the commencement of any action against such party in respect of which a claim for contribution may be made against an Indemnifying Party under Section 8.4, such Indemnified Party shall notify the Indemnifying Party in writing of the commencement thereof if the notice specified in Section 8.3 has not been given with respect to such action; provided that the omission so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to any Indemnified Party otherwise under Section 8.4, except to the extent that the Indemnifying Party is actually prejudiced by such failure to give notice. The parties hereto agree with each other and shall agree with the underwriters of the Common Shares of the Company pursuant to the terms hereof, if requested by such underwriters, that (i) the underwriters’ portion of such contribution shall not exceed the underwriting discount, commission and other compensation, and (ii) the amount of such contribution shall not exceed an amount equal to the proceeds received by such Indemnifying Party from the sale of securities in the offering to which the losses, claims, damages or liabilities of the indemnified parties relate. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
     9.     Lock-up Agreement. In consideration for the Company agreeing to its obligations under this Agreement, each Holder severally hereby agrees that such Holder shall not, to the extent requested by the managing underwriter of a public offering in which Shares (as defined below) are sold, directly or indirectly, offer, sell, pledge, contract to sell, transfer the economic risk of ownership in, make any short sale, grant any option to purchase or otherwise dispose of any Registrable Securities or any securities convertible into or exchangeable or exercisable for or any other rights to purchase or acquire Registrable Securities, including, without limitation, Common Shares which may be deemed to be beneficially owned by the Holders in accordance with the rules and regulations of the Commission and Common Shares which may be issued upon exercise of a stock option or warrant, or enter into any Hedging Transaction (as defined below) relating to Registrable Securities (each of the foregoing referred to as a “Disposition”) for a period of 180 days after the effective date of the registration statement relating to such public offering (the “Lock-Up Period”) unless the managing underwriter otherwise agrees, and the Warrantholder shall enter into such an agreement if requested by the managing underwriter of a public offering in which equity securities of the Company are sold; provided, however, that all officers and directors of the Company enter into similar agreements. The foregoing restriction is expressly intended to preclude any Holder from engaging in any Hedging Transaction or other transaction which is designed to or reasonably expected to lead to or result in a Disposition during the Lock-Up Period even if the securities would be disposed of by someone other than such Holder. “Hedging Transaction” means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Shares. “Shares” shall mean equity securities of the Company that are, or that are convertible directly or indirectly into, Common Shares. Each Holder agrees that the Company may instruct its transfer agent to place stop transfer notations in its records to enforce the provisions of this Section 9.
     10.     Information by Holder. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as the Company may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

     11.     Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities to the public without registration, after such time as a public market exists for the Common Shares of the Company, the Company agrees to:
          11.1     Public Information. Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after 90 days from the effective date of the first registration statement under the Securities Act filed by the Company for an offering of its securities to the general public;
          11.2     Filings with Commission. Use its commercially reasonable best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and
          11.3     Compliance Statement. Furnish to Holders of Registrable Securities forthwith upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as a Holder of Registrable Securities may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.
     12.     Restrictive Legend. Each certificate representing (i) Common Shares, (ii) Preferred Shares, (iii) Common Shares issued upon conversion of the Preferred Shares or exercise of Investor Warrants or Managing Dealer Warrants, and (iv) any other securities issued in respect of the Preferred Shares and Common Shares issued upon conversion of the Preferred Shares (any such securities listed in the preceding subsections (i), (ii), (iii) or (iv), “Restricted Securities”), shall (unless otherwise permitted by the provisions of Section 13 below) be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under applicable state securities laws):
THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OF 1933, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED. THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN AGREEMENT RESTRICTING THEIR TRANSFER, A COPY OF WHICH IS ON FILE AT THE OFFICE OF THE COMPANY AND WILL BE FURNISHED TO ANY PROSPECTIVE PURCHASERS ON REQUEST. THE AGREEMENT PROVIDES, AMONG OTHER THINGS, FOR CERTAIN RESTRICTIONS ON THE SALE, TRANSFER, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE.

     13.     Restrictions on Transferability. Each Holder of certificates representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 13. Prior to any proposed transfer of any Restricted Securities by a Holder, unless there is in effect a registration statement under the Securities Act covering the proposed transfer, such Investor shall give written notice to the Company of such Investor’s intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and shall, if the Company so requests, be accompanied (except in transactions in compliance with Rule 144) by an unqualified written opinion of legal counsel who shall be reasonably satisfactory to the Company, addressed to the Company and reasonably satisfactory in form and substance to the Company’s counsel, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act or applicable blue sky laws. Each Investor shall cause any proposed transferee of the Registrable Securities held by such Investor to agree to take and hold such securities subject to the provisions specified in this Section 13 and Section 9 hereof. Each certificate evidencing the Restricted Securities transferred as above provided shall bear the appropriate restrictive legend set forth in Section 12 above, except that such certificate shall not bear such restrictive legend if in the opinion of counsel for the Company such legend is not required in order to establish compliance with any provisions of the Securities Act.
     14.     Information Rights. The Company shall furnish to any Investor, (i) within 90 days after the end of each fiscal year, unaudited annual financial reports, or audited financial statements if they are available, (ii) within 45 days after the end of each quarter, quarterly management reports, and (iii) at least 30 days prior to the end of each fiscal year, an annual budget. The Company shall also make its officers available to any Investor upon reasonable notice to answer questions and shall make its financial records available to any Investor upon reasonable notice. The information rights set forth in this Section 14 shall expire upon the earlier of: (i) the closing date of the Initial Public Offering, (ii) the time the Company becomes a reporting company under the Exchange Act, or (iii) a Change of Control.
     15.     Co-Sale Rights.
          15.1     Notice of Proposed Transfer. Before a Principal Shareholder may effect any transfer of any Common Shares owned by such Principal Shareholder (the “Offered Shares”) other than pursuant to a Permitted Transfer, such Principal Shareholder (the “Selling Principal Shareholder”) must give to the Company and to the Holders a written notice signed by the Selling Principal Shareholder (the “Selling Principal Shareholder’s Notice”) stating (a) the number of Offered Shares to be transferred, and (b) the bona fide cash price or, in reasonable detail, other consideration, per share (the “Offered Price”) for which the Selling Principal Shareholder proposes to transfer such Offered Shares.
          15.2     Rights of Co-Sale.
               (1)     Each Holder will have the right to sell, on the terms and to the proposed transferee described in the Selling Principal Shareholder’s Notice, that number of Shares equal to the product obtained by multiplying (i) the aggregate number of Offered Shares by (ii) a fraction, the numerator of which is the number of Shares then held by such Holder, and the denominator of which is the total combined number of Shares then held by the Selling Principal Shareholder (including shares transferred pursuant to Permitted Transfers by such selling Principal Shareholder in accordance herewith) and the number of Shares issued or issuable to all Holders that desire to exercise their co-sale rights pursuant to this Section 15. For purposes of making such computation, the Holder shall be deemed to own the number of Shares issued or issuable upon conversion of all its Preferred Shares. Holders may exercise such rights of co-sale by giving written notice to the Selling Principal Shareholder within ten (10) days after the date of the Selling Principal Shareholder’s Notice, specifying the number of Shares which the Holder desires to transfer to the Selling Principal Shareholder’s proposed transferee, in which case the number of Offered Shares which the Selling Principal Shareholder may sell pursuant to the Selling Principal Shareholder’s Notice shall be correspondingly reduced.
               (2)     The Holder may effectuate its right of co-sale contemplated by this Section 15 by delivering to the Selling Principal Shareholder for transfer to the proposed transferee one or more certificates, properly endorsed for transfer, which represent:
                    i.     the number of Common Shares which the Holder is entitled to, and elects to, sell pursuant to this Section 15; or
                    ii.     that number of Preferred Shares which is at such time convertible into the number of Common Shares which such Holder elects to sell pursuant to this Section 15; provided, however, that if the proposed transferee objects to the delivery of Preferred Shares in lieu of Common Shares, the Holder may convert and deliver Common Shares as provided in subparagraph 15.2(2)i above.
          15.3     Deliveries. The stock certificate or certificates which a Holder delivers to a Selling Principal Shareholder pursuant to Section 15.2 shall be transferred by such Selling Principal Shareholder to the proposed transferee in consummation of the sale of the Shares pursuant to the terms and conditions specified in the Selling Principal Shareholder’s Notice, and such Selling Principal Shareholder shall promptly thereafter remit to such Holder that portion of the sale proceeds to which such Holder is entitled by reason of its participation in such sale.
          15.4     Subsequent Sale of Shares. The exercise or non-exercise of the rights of any Holder under this Section 15 to participate in one or more sales of the Shares made by a Selling Principal Shareholder shall not adversely affect its right to participate in subsequent sales of Shares by such Selling Principal Shareholder pursuant to this Section 15.
          15.5     Prohibited Transfers. In the event any Principal Shareholder should sell any Shares in contravention of the right of co-sale set forth in this Section 15 (a “Prohibited Transfer”), a Holder, in addition to such other remedies as may be available at law or in equity or hereunder, shall have the put option provided Section 15.6 below, and such Principal Shareholder shall be bound by the applicable provisions of such put option.
          15.6     Put Option. In the event of a Prohibited Transfer by a Principal Shareholder, a Holder shall have the right (but shall not be obligated) to sell, to the Principal Shareholder who made the Prohibited Transfer, a number of Common Shares (either directly or through conversion of Preferred Shares) equal to the number of Shares that the Holder would have been entitled to transfer to the proposed purchaser in the Prohibited Transfer pursuant to this Section 15, assuming the Holder elected to exercise its co-sale rights under Section 15.2 to their fullest extent. Such sale shall be made on the following terms and conditions:

               15.6.1     The price per share at which the Shares are to be sold to any such Principal Shareholder shall be equal to the price per share paid by the purchaser to such Principal Shareholder in the Prohibited Transfer. Such Principal Shareholder shall also reimburse the Holder for any and all reasonable fees and expenses, including attorneys’ fees and expenses, incurred pursuant to any exercise of the Holder’s rights under this Section 15.6.
               15.6.2     Within 90 days after the earlier of the dates on which the Holder (i) received notice from such Principal Shareholder of the Prohibited Transfer, or (ii) otherwise obtained actual knowledge of the Prohibited Transfer, the Holder shall, if exercising the put option created hereby, deliver to such Principal Shareholder the certificate or certificates representing Shares to be sold, each certificate to be properly endorsed for transfer. The failure of the Holder to exercise the put option in such 90-day period shall constitute a waiver of the Holder’s right under this Section 15.6.
               15.6.3     Such Principal Shareholder shall, upon receipt of the certificate or certificates for the Shares to be sold by the Holder, pursuant to Section 15.6.2, pay the aggregate purchase price therefor and the amount of fees and expenses reimbursable under Section 15.6.1, by check or wire transfer made payable to the order of the Holder.
          15.7     Permitted Transfers. The rights of the Holders under Section 15 shall not pertain or apply to Permitted Transfers; provided, however, that in the event of a Permitted Transfer relating to any transfer of the Shares to a Principal Shareholder’s ancestors, descendants or spouse, brother or sister of the Principal Shareholder, the adopted child or adopted grandchild of the Principal Shareholder, or to a trust or trusts for the benefit of such Principal Shareholder or such Principal Shareholder’s family members as described above, or transfers by a Principal Shareholder by devise or descent, the Principal Shareholder shall inform the Company and the Holders of such transfer prior to effecting it, and (2) the permitted transferee shall furnish the Company and the Holders with a written agreement to be bound by and to comply with all provisions of this Agreement applicable to such Principal Shareholder.
          15.8     Termination. The provisions of this Section 15 shall terminate upon the occurrence of any one of the following events: (i) the closing of an Initial Public Offering; or (ii) a Change of Control.
          15.9     Legends. Each certificate representing Shares now or hereafter owned by the Principal Shareholders or issued to any permitted transferee pursuant to this Section 15 above shall be endorsed with a legend in substantially the following form:
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RIGHTS OF CO-SALE AS SET FORTH IN AN AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT DATED [______ __], 2006, BY AND AMONG THE REGISTERED HOLDER, THE CORPORATION AND OTHERS. COPIES OF SUCH AGREEMENT MAY BE OBTAINED BY THOSE PERSONS OR ENTITIES HAVING A LEGITIMATE INTEREST UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.
          15.10     Amendment of Co-Sale Rights. The observance of any provision of this Section 15 may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of Holders owning a majority of the Preferred Shares (including shares issuable upon conversion of Preferred Shares) or their permitted transferees of such rights. Any provision of this Section 15 may be amended or terminated only with the written consent of (i) the Company; (ii) Holders owning a majority of the Preferred Shares (including shares issuable upon conversion of Preferred Shares) or their permitted transferees of such rights, and (iii) the Principal Shareholders holding a majority of the shares of capital stock of the Company then held by such Principal Shareholders.
     16.     Rights of First Refusal.
          16.1     Subsequent Offerings. Each Holder shall have a right of first refusal to purchase its pro rata share of all Equity Securities, as defined below, that the Company may, from time to time, propose to sell and issue for cash after the date of this Agreement, other than the Equity Securities excluded by Section 16.7 hereof; provided, however, that such Holder shall be, at the time of the offer of such Equity Securities, an “accredited investor” as such term is defined under Rule 501(a) promulgated under the Securities Act (or such other investor suitability standards required under the exemption from registration of the securities offered relied upon by the Company, as determined by the Company and its counsel) and shall have provided to the Company with evidence reasonably satisfactory to the Company that such Holder is an “accredited investor” or otherwise meets the required investor suitability standards. Each Holder’s pro rata share is equal to the ratio of (a) the number of Common Shares (including all Common Shares issued or issuable upon conversion of the Preferred Shares) which such Holder is deemed to be a holder immediately prior to the issuance of such Equity Securities to (b) the total number of shares of the Company’s Fully Diluted Common immediately prior to the issuance of the Equity Securities. The term “Equity Securities” shall mean (i) any Common Shares, Preferred Shares or other equity security of the Company, (ii) any equity security convertible, with or without consideration, into any Common Shares, Preferred Shares or other equity security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Shares, Preferred Shares or other equity security or (iv) any such warrant or right. For purposes of calculating a Holder’s pro rata share pursuant to this Section 16.1, the number of shares of the Company’s Common Shares which such Holder is deemed to hold may, at the election of such Holder, include shares held by any entity affiliated with such Holder, provided that, if such affiliated entity is also a Holder, such shares shall only be counted once in such pro rata calculation, such that the shares are included for only one such Holder. The term “Fully Diluted Common” shall mean the sum of (i) the number of Common Shares outstanding immediately prior to such issuance, plus (ii) the number of Common Shares into which any Preferred Shares outstanding immediately prior to such issuance may be converted at the applicable conversion price then in effect, plus (iii) the number of Common Shares for which any options to purchase, rights to subscribe, other warrants or derivative equity securities are outstanding or authorized by any duly adopted stock option plan or other plan or agreement of the Company prior to such issuance, plus (iv) the number of Common Shares into which any other convertible or exchangeable equity securities outstanding immediately prior to such issuance may be converted or exchanged.
          16.2     Exercise of Rights. If the Company proposes to issue any Equity Securities, it shall give each Holder written notice (the “First Refusal Notice”) of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Each Holder shall have 15 days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. If the Holders fail to exercise in full the rights of first refusal, the Company shall have 90 days thereafter to sell the Equity Securities in respect of which the Holders’ rights were not exercised, at a price and upon general terms and conditions no more favorable to the purchasers thereof than specified in the First Refusal Notice. If the Company has not sold such Equity Securities within 90 days of the date of the First Refusal Notice, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Holders in the manner provided above. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any Holder who would cause the Company to be in violation of applicable federal or state securities laws by virtue of such offer or sale.
          16.3     Reserved.
          16.4     Sale Without Notice. In lieu of giving notice to the Holders prior to the issuance of Equity Securities as provided in Section 16.2, the Company may elect to give notice to the Holders within 30 days after the issuance of Equity Securities. Such notice shall describe the type, price and terms of the Equity Securities. Each Holder shall have 30 days from the date of receipt of such notice to elect to purchase its pro rata share of Equity Securities (as defined in Section 16.1, and calculated by excluding such already issued Equity Securities from the Fully Diluted Common). The closing of such sale shall occur within 60 days of the date of notice to the Holders.
          16.5     Termination of Rights of First Refusal. The rights of first refusal established by this Section 16 shall terminate immediately prior to the effective date of the registration statement pertaining to the Company’s Initial Public Offering.
          16.6     Transfer of Rights of First Refusal. The rights of first refusal of each Holder under this Section 16 may be transferred to the same parties, subject to the same restrictions as any transfer of registration rights pursuant to Section 7.
          16.7     Excluded Securities. The rights of first refusal established by this Section 16 shall have no application to any of the following Equity Securities:
               (1)     Equity Securities issued pursuant to stock splits, stock dividends or other recapitalization transactions;
               (2)     Equity Securities issued to employees, officers, directors, consultants, contractors or advisors of the Company pursuant to stock purchase or stock option plans or agreements or other incentive stock arrangements approved by the Board of Directors of the Company;
               (3)     Equity Securities or convertible debt securities issued to lenders, equipment lessors or other parties providing goods or services to the Company;
               (4)     Equity Securities issued in connection with acquisition transactions;

               (5)     Equity Securities issued upon exercise of the Managing Dealer Warrants;
               (6)     Equity Securities issued in strategic partnership transactions;
               (7)     Any shares of the Series A Preferred, Series B Preferred or Series C Preferred; and
               (8)     Equity Securities issued in any other transaction in which exemption from the right of first refusal provisions of this Section 16 is approved by the Holders of a majority of the then outstanding Preferred Shares.
          16.8     Waiver of Rights of First Refusal. The Existing Series A Investors hereby acknowledge having waived the right of first refusal under Section 16 of the Prior Series A IRA with respect to an additional 17,911 shares of Series A Preferred issued and sold by the Company in connection with the Series A Offering (as such term is defined under the Prior Series A IRA).
     17.     Series A and Series B Director.
          17.1     Covenants regarding Director.
               (a)     Series A. Each Investor who now holds or hereafter acquires any shares of the Series A Preferred hereby agrees that, in the event of an Initial Public Offering or Change of Control, such Investor shall (i) take all such action as may be requested by the Company to facilitate the amendment of the Articles of Incorporation of the Company so as to remove the rights of the Series A Preferred Holders to elect the Series A Director; (ii) not exercise its right to elect the Series A Director as provided for in the Company’s Articles of Incorporation; and (iii) take all such action as may be requested by the Company to remove the Series A Director, if any, then serving on the Board.
               (b)     Series B. Each Investor who now holds or hereafter acquires any shares of the Series B Preferred hereby agrees that, in the event of an Initial Public Offering or Change of Control, such Investor shall (i) take all such action as may be requested by the Company to facilitate the amendment of the Articles of Incorporation of the Company so as to remove the rights of the Series B Preferred Holders to elect the Series B Director; (ii) not exercise its right to elect the Series B Director as provided for in the Company’s Articles of Incorporation; and (iii) take all such action as may be requested by the Company to remove the Series B Director, if any, then serving on the Board.
          17.2     Voting Shares. Each Party to this Agreement agrees to hold all of its Common Shares and Preferred Shares and any and all other voting securities of the Company legally or beneficially acquired by each such Party after the date hereof (the “Voting Shares”) subject to, and to vote such shares (and consent to actions taken by written consent) in accordance with, the provisions of this Section 17. In the event that the Articles of Incorporation of the Company are required to be amended by the terms of Section 17.1 above, each Party shall vote all of its Voting Shares (and consent to actions taken by written consent) in favor of such amendment pursuant to the terms of Section 17.1 above.

          17.3     Successors in Interest. The provisions of this Section 17 shall be binding upon and inure to the benefit of all transferees or assignees of the Voting Shares. The Company shall not permit the transfer of any of the Voting Shares on its books or issue a new certificate representing any of the Voting Shares unless and until the person to whom such security is to be transferred agrees to be bound by the terms and conditions of this Agreement.
          17.4     Legend Requirement. In addition to other legends that are required, either by agreement or by the relevant federal or state securities laws, each certificate representing any of the Voting Shares shall be marked by the Company with a legend substantially in the following form:
THE SHARES EVIDENCED HEREBY ARE SUBJECT TO CERTAIN VOTING RESTRICTIONS AS SET FORTH IN AN AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT DATED [_______ __], 2006, BY AND AMONG THE REGISTERED HOLDER, THE CORPORATION AND OTHERS (A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY) AND BY ACCEPTING ANY INTEREST IN SUCH SHARES, THE PERSON HOLDING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BE BOUND BY ALL THE PROVISIONS OF SAID AGREEMENT.
          17.5     Specific Performance. The Parties recognize that irreparable injury will result from a breach of any provision of this Section 17 and that money damages will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of this Section 17, any Party who may be injured (in addition to any other remedies which may be available to that Party) will be entitled to one or more preliminary or permanent orders (i) restraining and enjoining any act which would constitute a breach, or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach.
     18.     Governing Law; Jurisdiction and Venue. This Agreement shall be governed in all respects by the internal laws of the State of California, without giving effect to principles of conflicts of laws. The Parties submit to the jurisdiction of the Courts of the County of Orange, State of California, or a Federal Court empanelled in the State of California for the resolution of all legal disputes arising under the terms of this Agreement.
     19.     Entire Agreement. This Agreement and, as applicable, the Purchase Documents, constitute the full and entire understanding and agreement among the parties regarding the transactions contemplated herein and therein. Except as otherwise expressly provided herein and therein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.
     20.     Notices, etc. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given (i) upon personal delivery to the party to be notified, (ii) three days after deposit in the United States mail, postage prepaid and properly addressed to the party to be notified as set forth on the signature page hereof or at such other address as such party may designate by ten days’ advance written notice to the other parties hereto, or (iii) when transmitted if transmitted by telecopy (to be followed by U.S. mail), electronic or digital transmission method. In each case notice shall be sent to (a) if to a New Investor, to the address of such New Investor as set forth in Schedule A attached hereto; (b) if to an Existing Investor, to the address of such Existing Investor as set forth on the signature page to the Prior Agreement; (c) if to a Principal Shareholder, to the address of such Principal Shareholder as set forth on the books and records of the Company; and (d) if to the Company, to the address set forth on the signature page hereto; or in all cases, at such other address as a Party may designate by ten (10) days’ advance written notice to the other Parties pursuant to the provisions of this Section 20.
     21.     Counterparts. This Agreement may be executed in any number of counterparts, each of which may be executed by fewer than all of the parties hereto, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one and the same instrument. Signatures to this Agreement may be transmitted by facsimile and such signatures shall be deemed to be originals.
     22.     Amendment. Subject to Section 15.10 hereof, any provision of this Agreement may be amended, waived, modified, discharged or terminated only with the written consent of the Company and the Holders of a majority in interest of the Registrable Securities. Any amendment or waiver effected in accordance with this paragraph will be binding upon the Company and each holder of any securities subject to this Agreement (including securities into which such securities are convertible) and future holders of all such securities. Any Holder may waive his or her rights or the Company’s obligations hereunder without obtaining the consent of any other person. Notwithstanding the foregoing, any purchaser purchasing Series C Preferred pursuant to any of the Purchase Documents after the date hereof, as well as any purchaser purchasing shares of one or more series of Preferred Shares to be designated in the future, may be required by the Company to execute a signature page to this Agreement (after such purchaser has been provided with a copy of this Agreement and an opportunity to review this Agreement) upon which execution such purchaser shall be deemed a party hereto and the Company shall be authorized to unilaterally amend Schedule A hereto to reflect the addition of any such purchaser as a New Investor.
     23.     Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.
     24.     Severability. If any provision of this Agreement is held to be invalid or unenforceable to any extent in any context, it shall nevertheless be enforced to the fullest extent allowed by law in that and other contexts, and the validity and force of the remainder of this Agreement shall not be affected thereby.
     25.     Attorneys’ Fees. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all reasonable fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all reasonable fees, costs and expenses of appeals.
     26.     Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     27.     Prior Agreement. The Parties who are parties to the Prior Agreement hereby agree that, upon the effectiveness of this Agreement, the Prior Agreement shall be superseded and replaced in its entirety by this Agreement.
     28.     Effective Date of Agreement. This Agreement shall become effective upon the first closing in the Company’s offering of its Series C Preferred, subject to the execution of this Agreement by the Company and the holders of a majority of the outstanding shares of Series A Preferred and Series B Preferred.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors Rights Agreement as of the date first set forth above.

OCULUS INNOVATIVE SCIENCES, INC.

By:

Name:

Title:

Address:	1129 No. McDowell Blvd.
Petaluma, CA 94954
Fax No.:	707-283-0551

INVESTORS	PRINCIPAL SHAREHOLDERS

By:	By:

Print Name:	Print Name:

Title:

BROOKSTREET SECURITIES	HOLDERS OF MANAGING
CORPORATION	DEALER WARRANTS
(for purposes of Sections 2-12 only)	(for purposes of Sections 2-12 only)

By:	By:

Print Name:	Print Name:

Title:	Title:

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT]

SCHEDULE A
New Investors

Name	Address and Fax Number

SCHEDULE B
Principal Shareholders
Akihisa Akao
Hojabr Alimi
Richard Conley
Greg French